Exhibit 10.1

AMENDED AND RESTATED

CREDIT FACILITY AGREEMENT

This Amended and Restated Credit Facility Agreement dated as of June 23, 2015 (“this Agreement”) between TECHTARGET, INC., a Delaware corporation with its principal place of business at 275 Grove Street, Newton MA 02466 (the “Borrower”) and CITIZENS BANK, NATIONAL ASSOCIATION, a national banking association having its principal place of business at 28 State Street, Boston, Massachusetts 02109 (the “Bank”), amends and restates in its entirety the Credit Facility Agreement dated as of August 30, 2006 between the Borrower and Citizens Bank of Massachusetts, predecessor in interest to the Bank, as previously modified by First Amendment dated August 30, 2007, Second Amendment dated December 18, 2008, Third Amendment dated December 17, 2009, and Fourth Amendment dated as of August 30, 2011 (the “Prior Agreement”).

1. Definitions. In addition to the terms defined above or elsewhere defined in this Agreement, as used in this Agreement the following terms shall have the following respective meanings (such meanings, as well as the meanings of other terms defined elsewhere in this Agreement, to be equally applicable to both the singular and plural forms of the terms defined, where the context permits):

“Applicable LIBOR Margin” means the applicable margin as set forth in Section 2.3 below.

“Applicable Prime Rate Margin” means one (1%) percent applied as a reduction to the Prime Rate.

“Assets under Management and Deposits” means the sum of (a) Borrower’s assets under management with the Bank or its affiliates including the Bank’s Wealth Management group plus (b) demand deposit accounts, certificates of deposit, money market accounts and savings accounts of Borrower held by the Bank or the Bank’s affiliates, as averaged over the period of each calendar quarter commencing with the quarter commencing October 1, 2014 to determine a daily average.

“Business Day” means:

(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

(b)	when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Transactions” means sales or other disposition of those items of property, plant or equipment which are properly classified as non-current or capital in accordance with GAAP.

“Collateral” shall mean all collateral at any time granted to Bank under the Security Agreements or under the Pledge Agreement(s) or cash collateral provided under Section 2.2.

“Conditions of Lending” shall have the meaning set forth in Section 10 below.

“Credit Line” shall mean a discretionary demand revolving line of credit in the maximum amount of $5,000,000 established under this Agreement.

“Default” shall mean an event or occurrence which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“EBITDA” shall mean the sum of revenues from operations of the specified entity less all costs and expenses other than interest, taxes, non-cash compensation expense and depreciation and amortization and excluding any Capital Transactions from revenues and expenses, all as determined in accordance with GAAP. EBITDA from businesses acquired by Borrower shall be included in the calculation of EBITDA of Borrower on an actual and reported basis, and not pro-forma.

“Event of Default” shall have the meaning set forth in Section 13 hereof.

“Financial Statements” shall mean the balance sheet(s), income statement(s) and statement(s) of cash flow for the Borrower identified on Schedule 11.7.

“Foreign Subsidiaries” shall mean all Subsidiaries formed in a jurisdiction other than the United States and which neither are (a) qualified as foreign entities with any jurisdiction within the United States and (b) are not conducting business within the United States.

“GAAP” shall mean generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and/or its predecessors as in effect from time to time.

“Guarantors” shall mean all Subsidiaries required to issue Guaranties pursuant to Section 12A.9 below.

“Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Bank and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Bank under Hedging Contracts.

“Interest Payment Date” means (a) relative to any LIBOR Rate Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (b) relative to any Prime Rate Loan, is the last day of any calendar month.

“Interest Period” shall have the meaning set forth in Section 2.3 below.

“Interest Rate Options” shall mean the selection by Borrower of LIBOR Rate Loan or a Prime Rate Loan as set forth in Section 2.3.4 and Section 2.3.5.

“Letters of Credit” shall mean all commercial and standby letters of credit which the Bank may in its discretion issue following the Borrower’s application therefor, and the payment of all applicable fees in connection therewith.

“LIBOR Rate” means, relative to any LIBOR Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the corresponding principal amount of a LIBOR Rate Loan for a one-month period which the ICE Benchmark Administration Limited (or any successor administrator of LIBOR rates) fixes as its LIBOR rate at approximately 11:00 a.m. London time on the day that is two London Banking Days prior to the commencement of such LIBOR Period, rounded upward to the nearest one-eighth (1/8th) of one percent. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate fixed by the then-current administrator of LIBOR rates, the Bank may, in its sole but reasonable discretion, use an alternative method to select a rate calculated by the Bank to reflect its cost of funds.

“LIBOR Rate Loan” means any Loan the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Lending Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR-Reference Banks Loan” means any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Banks Rate.

“LIBOR-Reference Banks Lending Rate” means, relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate LIBOR-Reference Banks Rate
(1.00 - LIBOR Reserve Percentage)

“LIBOR-Reference Banks Rate” means relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Bank will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Bank, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

“LIBOR Reserve Percentage” means, relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan Documents” shall mean this Agreement, the Revolving Note, the Security Agreement, the Pledge Agreement, the Perfection Certificate, and each Guaranty executed by a Guarantor, and any all other documents, instruments, and agreements executed in connection with this Agreement.

“Loans” shall mean, collectively, amounts advanced pursuant to the Credit Line and amounts advanced pursuant to Letters of Credit.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Obligations” shall mean all obligations of the Borrower to the Bank, whether such obligations are now existing or hereafter arising, direct or indirect, primary or secondary, including but not limited to the Revolving Note, Letters of Credit, all outstanding amounts advanced by the Bank under any Letters of Credit and all other obligations under this Agreement and the other Loan Documents. Obligations include all Hedging Obligations, all obligations of the Borrower arising under any ACH Contract and any commodity or equity swap, foreign exchange transactions, currency swap, cross currency rate swap, currency option, or similar transactions now or hereafter entered into between the Borrower and the

Bank. “ACH Contract” means all obligations of the Borrower to the Bank under any Automated Clearing House (“ACH”) Agreements relating to the processing of ACH transactions, together with all fees, expenses, charges and other amounts owing by or chargeable to the Borrower under the ACH Agreements and all liabilities to the Lender to repay overdrafts and other amounts due to the Lender under any existing or future agreements relating to cash management services.

“Perfection Certificate” shall mean the Certificate of Borrower delivered to Bank by the Borrower in connection with the Prior Agreement.

“Permitted Encumbrance(s)” shall have the meaning set forth in Section 12B.2.

“Pledge Agreement” means the Pledge Agreements of even date with the Prior Agreement from Borrower to the Bank by which outstanding ownership interests of TechTarget Securities Corporation and Tech Target Limited are pledged to the Bank. Pledge Agreement shall also include all Pledge Agreements hereafter entered into between Borrower or any of its Subsidiaries and the Bank pursuant to Section 12A.9 below.

“Prime Rate” means the rate of interest announced by Bank in Boston, Massachusetts from time to time as its “Prime Rate.” The Borrower acknowledges that the Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

“Prime Rate Loan” means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

“Reference Banks” means four major banks in the London interbank market as selected by the Bank.

“Revolving Note” shall mean the promissory note described in Section 2.1.2 hereof.

“Security Agreements” shall mean the Security Agreement of Borrower dated as of the date of the Prior Agreement and executed by Borrower for the benefit of Bank, as it may be amended from time to time. Security Agreements shall also include all Security Agreements hereafter entered into between Borrower or any of its Subsidiaries and the Bank pursuant to Section 12A.9 below.

“Subordinated Debt” shall mean indebtedness to a third party which has been subordinated to the Borrower’s indebtedness to the Bank by an agreement satisfactory to the Bank in form and substance.

“Subsidiary” shall mean the list of companies set forth on Exhibit A to the disclosure schedules, as the same may be amended from to time to time to reflect subsidiaries hereafter formed or acquired. Exhibit A shall be deemed to be updated to reflect the list of subsidiaries filed as an exhibit to the Borrower’s Annual Report on Form 10-K.

“Total Funded Debt” means all liabilities for borrowed money, including but not limited to liabilities under this Agreement and all liabilities for leases required to be capitalized under GAAP.

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial records kept by the Borrower shall be prepared (except as hereinafter expressly provided) and kept in accordance with such principles.

2. Revolving Loans.

2.1.1 Subject to Bank’s discretion, including its determination that the Borrower has satisfied all terms and conditions of this Agreement, including but not limited to the Conditions of Lending, the Bank shall make Loans to the Borrower and/or provide Letters of Credit under the Credit Line up to a maximum principal amount outstanding including the undrawn amount of the Letters of Credit of not more than the maximum amount of the Credit Line. All Loans and all Obligations in respect of Letters of Credit are secured by the Collateral and are guaranteed pursuant to the Guarantees, which are in turn secured by Security Agreements or Pledge Agreements.

2.1.2 All Loans and advances under Letters of Credit issued under the Credit Line shall be payable on demand and evidenced by the promissory note from the Borrower to the Bank of even date herewith (the “Revolving Note”). Within the Credit Line, the Borrower may borrow, repay, and reborrow (without penalty or premium), subject to the Bank’s discretion and the limitations and conditions set forth in this Agreement.

2.1.3 To the extent that the sum of the aggregate principal amount of the Loans outstanding plus Letters of Credit outstanding exceeds the maximum amount of the Credit Line at any time, such excess shall be due and payable immediately upon demand from the Bank.

2.1.4 Each Loan under the Credit Line shall be in an amount of not less than $250,000. The Borrower will give the Bank written, telecopied or telephonic notice specifying the amount and date of each borrowing hereunder; provided, however, that notice given by telephone hereunder shall be followed by prompt written confirmation thereof by the Borrower. Provided that all conditions, including the Conditions of Lending, set forth in this Agreement have been satisfied and Bank in its discretion determines to make the requested Loan, the proceeds thereof will be made available to the Borrower on the same Business Day as notice is received if notice is received before 1:00 p.m. Boston time, and if received thereafter, the Loan will be made on the next Business Day.

2.2 Letters of Credit. Subject to the terms and conditions of this Agreement including but not limited to the Conditions of Lending set forth in Section 10 below and within the Credit Line, on application by the Borrower, the Bank may in its discretion issue for the benefit of the Borrower commercial or standby Letters of Credit in an aggregate amount outstanding at any time which, when added to the outstanding principal balance of the Loans, shall not exceed the maximum amount of the Credit Line and expiring no later than 365 days after the date of issuance, unless extended in accordance with the terms thereof. The Borrower’s obligations to the Bank under the Letters of Credit shall be deemed to be obligations to the Bank and shall be secured pursuant to the Borrower’s Security Agreement and guaranteed by the Guarantors and secured by the Security Agreements of the respective Guarantors. Amounts drawn on a Letter of Credit shall be deemed to be a Loan to the Borrower for purposes of this Agreement and evidenced by the Revolving Note. Fees for Letters of Credit will be at the rate of one percent per annum of the issuance amount, payable quarterly in advance, if Assets Under Management and Deposits for the immediately preceding calendar quarter are more than $25,000,000, and otherwise will be one and one-half (1.5%) percent per annum of the issuance amount. Letter of Credit fees will be adjusted quarterly to reflect Assets Under Management and Deposits for the immediately preceding calendar quarter. The Bank’s then applicable fees with respect to letters of credit issued by the Bank shall also apply, including but not limited to, issuance, transfer, negotiation, correspondent and draw fees and any other fees specified under the terms of the application for said Letter of Credit. Fees shall be payable as specified by the Bank. If the Credit Line is terminated for any reason while a Letter of Credit is outstanding, so long as such Letter of Credit is outstanding, the Borrower shall pledge to the Bank additional collateral consisting of cash deposited with the Bank in an aggregate amount of not less than 100% of the aggregate outstanding undrawn amount of each such Letter of Credit.

2.3 Interest.

2.3.1 Interest Generally. Interest on the outstanding principal amount of any Loan when classified: (i) as a LIBOR Rate Loan, shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable LIBOR Margin and be payable on each Interest Payment Date, (ii) as a LIBOR-Reference Banks Rate Loan, shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable LIBOR Margin and be payable on each Interest Payment Date, and (iii) as a Prime Rate Loan, shall accrue during each Interest Period at a rate equal to the Prime Rate minus the Applicable Prime Rate Margin and be payable on each Interest Payment Date.

As used herein, the term Applicable LIBOR Margin shall mean the margin determined according to the following table determined by reference to the ratio of Total Funded Debt to EBITDA for the preceding four fiscal quarters of the Borrower:

Level	Total Funded Debt to EBITDA Ratio	Applicable LIBOR Margin

I	Greater than or equal to 2.0:1	1.50%
II	Less than 2.0:1 but greater than or equal to 1.0:1	1.375%
III	Less than 1.0:1	1.25%

2.3.2 Interest Period Applicable to the Revolving Note. For purposes of this Agreement in respect to borrowings under the Revolving Note the term “Interest Period” shall mean

(i)	initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2.3.4 or 2.3.5 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2.3.4 or 2.3.5; and

(ii)	thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(a)	the Borrower shall not be permitted to select Interest Periods for LIBOR Rate Loans to be in effect at any one time which have expiration dates occurring on more than five (5) different dates;

(b)	Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c)	Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)	if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(e)	no Interest Period may end later than the termination of this Agreement.

2.3.3. Special Provisions Regarding Repayment of Loans; Automatic Rollover of LIBOR Rate Loan. During the period(s) a Loan is classified as a LIBOR Rate Loan, it shall mature and become payable in full on the last day of each Interest Period. Upon maturity the Loan shall automatically be continued as a LIBOR Rate Loan with an equal Interest Period in an amount equal to the expiring LIBOR Rate Loan LESS any principal amount repaid, provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. If any Default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to demand payment of such Loan), the maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.

2.3.4. Making of LIBOR Loan Elections. By delivering a borrowing request to the Bank on or before 10:00 a.m. New York time on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $500,000 and integral multiples of $250,000 with an Interest Period of one, two, three or six months. On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request.

2.3.5. Continuation and Conversion Elections. By delivering a continuation/conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $250,000 of any Prime Rate Loan or of a LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. If any Default or Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to terminate the Credit Line and demand payment of the Loans), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan.

2.3.6 Repayments, Continuations and Conversions. LIBOR Rate Loans shall mature and become payable in full on the last day of the Interest Period relating to such LIBOR Rate Loan. Prior to the termination of this Agreement, upon the maturity of a LIBOR Rate Loan under this Section 2.3.6, it may be continued for an additional Interest Period or may be converted to a Prime Rate Loan (if there exists no Default or Event of Default and the Bank does not otherwise elect to exercise any right to terminate the Credit Line and demand payment of the Loans).

2.3.7 Voluntary Prepayment of LIBOR Rate Loans. LIBOR Rate Loans maybe prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $250,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Bank incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Bank pursuant to the following formula:

(a)	the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(b)	the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

(a)	the amount of the LIBOR Rate Loan being prepaid.

The resulting amount shall be divided by:

(b)	360

and multiplied by:

(c)	the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining in the Interest Period for the LIBOR Rate Loan being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

2.3.8. LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, all LIBOR Rate Loans of such type shall automatically convert into LIBOR-Reference Banks Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period. For greater certainty, all provisions of this agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

2.3.9 Substitute Rate. If the Bank shall have determined that

(a)	US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the London interbank market;

(b)	by reason of circumstances affecting the Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

(c)	LIBOR no longer adequately reflects the Bank’s cost of funding Loans.

Then, upon notice from the Bank to the Borrower, all LIBOR Rate Loans shall automatically convert to LIBOR-Reference Banks Loans.

2.3.10. Special LIBOR Indemnities. In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Bank (without duplication) for any increase in the cost to the Bank, or reduction in the amount of any sum receivable by the Bank, in respect, or as a result of:

(a)	any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

(b)	any Loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

(c)	any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

(d)	any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto.

The Bank shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Bank within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

2.4. Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)	shall subject the Bank to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Bank or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Bank is organized or in which the Bank’s principal executive office is located); or

(b)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

2.5. Taxes. All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)	pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

2.6 Records. Loans under the Credit Line and repayments thereunder shall be entered on the Bank’s records, provided however, that the failure to enter any such transaction, or the inaccuracy of any such entry, shall not relieve the Borrower from any obligations to the Bank, whether under the Revolving Note or otherwise.

2.7 Reports from Bank. After the end of each month, Bank will render to the Borrower a statement of the Borrower’s loan account with Bank hereunder. Each statement shall be considered correct and to have been accepted by the Borrower and shall be presumed correct, in the absence of manifest error, in respect of all charges, debits and credits of any nature contained therein under this Agreement, and the closing balance shown therein, unless the Borrower notifies Bank in writing of any discrepancy within thirty (30) days from the date of any such statement.

2.8 Capital Requirements. If after the date hereof the Bank determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by the Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Bank’s or such holding company’s capital as a consequence of the Bank’s willingness to make Loans hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount reasonably deemed by the Bank to be material, then the Bank shall promptly notify the Borrower in writing. The Borrower agrees to pay to the Bank the amount of such reduction in the return on capital, within 30 days after receipt of written notice and demand from the Bank for the payment of such reduction in return, including presentation by the Bank of a statement to the effect that the request to the Borrower for payment is consistent with requests being made by the Bank to other borrowers of the Bank with credit facilities of a similar nature to the Credit Line and of a size in the category of the Maximum Amount, and setting forth in reasonable detail the Bank’s calculation thereof, which statement shall be deemed true and correct absent objection in writing by the Borrower that error has occurred in such calculation. If such objection is made, the Bank will consider the objection and resolve any error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

2.9 Calculating the Ratio of Total Funded Debt to EBITDA. For purposes of calculating the ratio of Total Funded Debt to EBITDA under Section 2.3, the Bank shall utilize the Borrower’s financial statements for the most recently completed fiscal quarter, accompanied by a calculation in reasonable detail of such ratio submitted at the time the Borrower requests a Loan. The Applicable LIBOR Margin in effect with respect to a Loan shall change in the event the ratio of Total Funded Debt to EBITDA as next reported to Bank changes such that a different Applicable LIBOR Margin would apply. If a party determines in good faith or obtains knowledge that information contained in any such calculation was untrue or incorrect in any respect and that the ratio on which the Applicable LIBOR Margin for any particular period was determined was inaccurate and, as a consequence thereof, the Applicable LIBOR Margin was incorrect, the parties shall recalculate the Applicable LIBOR Margin for such period.

3. Principal Bank of Deposit and Lockbox; Minimum Deposit Balances. To enable the Bank to properly monitor the Credit Line and the financial condition of the Borrower, Borrower and each Guarantor will maintain Bank as depository for the depository accounts of Borrower and each Guarantor, as the case may be, including its operating accounts.

4. Availability of Funds. Except as otherwise provided in Section 2 hereof or in any disbursement letter signed by the Borrower and accepted by the Bank, proceeds of Loans shall be credited by the Bank to the general deposit account of the Borrower with the Bank or shall otherwise be paid to the Borrower as the Borrower may specify in its notice of borrowing.

5. Use of Loan Proceeds. Borrower covenants that the Loans will be used exclusively by Borrower for working capital and general corporate purposes.

6. Payments to Bank. All payments of principal, interest and any other sums payable hereunder or under the Credit Line shall be made to the Bank at its principal office in immediately available funds. The Bank may charge the primary operating deposit account of Borrower at the Bank (other than payroll, escrow or trust accounts) with the amount of all payments of interest, principal, letter of credit fees, and LIBOR breakage fees and will notify the Borrower of the amount so charged.

7. Expenses. In connection with the preparation, amendment or interpretation of this Agreement and other documentation relating to the Loans and the collection of the Obligations made pursuant hereto, the Borrower agrees to pay upon the signing hereof all reasonable costs and expenses (including, without limitation, reasonable legal fees of the Bank in connection with origination of the Credit Line and the original documentation hereof, and to pay within forty-five days after invoicing the reasonable costs and expenses (including reasonable legal fees) of the Bank in connection with any amendment hereto or to any of the other Loan Documents or any waiver hereunder or thereunder or with interpreting, enforcing or exercising any rights or remedies under this Agreement or any of the other Loan Documents, all whether or not legal action is instituted. In addition, the Borrower shall pay any and all recording or filing fees, payable or determined to be payable in connection with the execution and delivery of this Agreement and each of the Loan Documents.

8. Additional Security. Borrower grants to the Bank a security interest in and with respect to any and all deposits or other sums at any time or times credited by or due from the Bank to the Borrower (other than payroll, escrow or trust accounts) and any and all securities, instruments or other personal property of the Borrower in the possession of the Bank (other than payroll, escrow or trust accounts), to secure the payment and performance of all Obligations. If a Default has occurred and is continuing, the Bank may apply such deposits or other sums credited by, due from or held by it, toward the satisfaction of any and all such Obligations then due and owing (by reason of their maturity, their acceleration or otherwise) whether or not other collateral or security is available to the Bank and will promptly inform the Borrower of such application of deposits or other sums. If a Default has occurred and is continuing, any and all rights to require Bank to exercise its rights or remedies with respect to any other collateral which secures the Obligations, prior to exercising its right of setoff with respect to such deposits, credits or other property of Borrower, are hereby knowingly, voluntarily and irrevocably waived.

9. Further Actions; Inspections and Audits. The Borrower will, from time to time, at the reasonable request of the Bank, execute and deliver all such further instruments and take such further action as the Bank may reasonably require to effectuate more perfectly the intent of this Agreement. The Borrower shall permit the Bank, or its representatives, at any reasonable time and from to time (but unless an Event of Default exists, following prior notice and only during normal business hours at mutually agreeable times), to perform such audits, examinations and inspections as Bank reasonably deems necessary in order to insure compliance with this Agreement. The Borrower will pay the Bank’s customary charges for such audits, examinations and inspections; provided, however, that Borrower shall not be obligated to reimburse Bank for the charges of more than one (1) audit every year while no Events of Default are continuing.

10. Conditions of Lending. Borrower shall not be entitled to request that Bank advance funds pursuant to the Credit Line or to issue Letters of Credit unless Bank shall have determined in its discretion, that Borrower has satisfied the following conditions precedent, which together may be called the Conditions of Lending:

10.1 That the statements, representations and warranties of the Borrower contained herein are and continue to be true in all material respects, other than representations and warranties which expressly pertain to a specific date and which are no longer true and correct due to determination of such representation and warranty as of or for another date or period; that no Default or Event of Default has occurred and is continuing; and that each request for an Loan or for issuance of a Letter of Credit shall constitute and be deemed to be a representation and warranty to the Bank as to the accuracy and completeness in all material respects of each of the foregoing set forth in this Section 10.1 as of the date of such request and that upon the request of the Bank, the Borrower shall deliver to the Bank a certificate, in form and substance satisfactory to Bank, certifying as to the foregoing on the date of each Loan or issuance of a Letter of Credit.

10.2 The Borrower shall have delivered to the Bank, at the time of the execution of this Agreement, a duly authorized and executed Revolving Note.

10.3 Borrower shall have delivered to the Bank, at the time of the execution of this Agreement, confirmations that the Security Agreement and Pledge Agreement secure the Revolving Note.

10.4 TechTarget Limited shall have delivered to the Bank a confirmation that its Guaranty applies to the Obligations of the Borrower under the Revolving Note, and that its Security Agreement secures such Obligations under its Guaranty.

10.5 The Borrower shall have delivered to the Bank at the time of execution hereof, or at such other times as shall be reasonably requested by Bank, such other documents relating to the Credit Line as the Bank may reasonably require, all in form and substance satisfactory to the Bank.

11. Particular Representations. Borrower represents and warrants as follows, each of which warranties and representations shall be deemed repeated at the time of each Loan:

11.1 Borrower is a duly organized and validly existing corporation organized in the State of Delaware, and has been duly qualified as a foreign corporation in the Commonwealth of Massachusetts and each other jurisdiction set forth on Schedule 11.1. Borrower is not required to qualify to do business as a foreign entity in any jurisdiction other than as set forth on Schedule 11.1 inasmuch as the character of its business and the ownership of its property, as now conducted or owned, either does not require such qualification or the failure to be so qualified would not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower. Borrower has conducted its business at all times since the date of the Prior Agreement under the name “TechTarget, Inc.,” and not under any other name or tradename. Set forth in Schedule 11.1 are all locations at which Borrower or any Subsidiary conducts business. No Subsidiaries of the Borrower have net assets in excess of $1,000, are generating revenues or are conducting business operations other than TechTarget Securities Corporation and TechTarget Limited.

11.2 The Borrower and its Subsidiaries have all requisite corporate power and authority to conduct its business and to own its assets as such business is now conducted or proposed to be conducted.

11.3 The execution, delivery and performance by the Borrower of this Agreement, the Revolving Note, the confirmation of the Security Agreement and the Pledge Agreement and all other Loan Documents, and the execution by each Guarantor of its confirmation of its Guaranty and its Security Agreement are within its corporate powers, and have been duly authorized by all necessary corporate action, and do not and will not:

(a)	Violate any provision of such Borrower’s or Subsidiary’s organizational documents or by-laws;

(b)	Constitute or result in a breach of or default by it under or conflict with any statute or other law or, to the extent it is a party thereto or bound thereby, any order, regulation or ruling of any court or other tribunal or of any governmental or administrative authority or agency or, other than as applicable provisions have been waived or consent given in writing by the party to be bound by the waiver or consent, any indenture, agreement, lease, instrument or other undertaking to which it is a party or by which it or its properties or assets may be bound, except for such breach, default or conflict which would not be reasonably expected to result in a material adverse effect on the Borrower.

(c)	Result in the imposition of any liens or encumbrances, other than those created by this Agreement, the Revolving Note, the Security Agreements, the Pledge Agreement or any other Loan Document, on any of its property or assets.

11.4 Except as set forth in Schedule 11.4 hereto, there are no actions, suits, investigations or proceedings pending or, to the knowledge of Borrower, threatened, against Borrower, any Subsidiary or any of the assets of Borrower or any Subsidiary, by or before any court or other tribunal or any governmental or administrative authority or agency, which, if determined adversely, would, singly or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or business of Borrower and the Subsidiaries or materially and adversely affect the ability of Borrower to perform the obligations required of it under this Agreement or under the Loan Documents.

11.5 Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of any proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

11.6 Borrower and each Subsidiary possess all material licenses and authorizations from government agencies as may be necessary to conduct its business as now conducted or proposed to be conducted. To the knowledge of Borrower, neither it nor any Subsidiary is in material default under any statute or other law or under any order, regulation or ruling of any court or other tribunal or any government agency, the enforcement of which would reasonably be expected to have a material adverse effect upon the financial condition or business of Borrower and the Subsidiaries, nor does Borrower have knowledge that it or any Subsidiary is in violation of indenture, agreement, lease, instrument or other undertaking, which indenture, agreement, lease, instrument or undertaking is material to the business or financial affairs of the Borrower and the Subsidiaries.

11.7 Borrower represents and warrants to the Bank that the Financial Statements are complete and correct in all material respects and fairly present its financial condition as at the dates so indicated therein and in the case of statements of operations, statements of cash flow or tax returns, the results of its operations for the period ending on such dates. Borrower is not secondarily liable, whether as a guarantor, surety co-borrower, endorser or otherwise, for obligations of any person or entity except as set forth in the Financial Statements and except for endorsements of negotiable instruments in the ordinary course of Borrower’s business.

11.8 All federal income tax returns, and, to the best of its knowledge, all other tax returns, required by law to be filed by Borrower or any Subsidiary through the date of this Agreement have been filed within applicable time periods or extensions therefor, and all taxes shown thereon as due and payable, including any interest or penalties thereon, have been duly paid or adequate provision for the payment thereof has been made, or to the extent disclosed to the Bank in writing, are being contested in good faith. Provision has been made for any other taxes due and payable by Borrower and any Subsidiary in amounts reasonably deemed adequate by Borrower for such purposes.

11.9 Borrower and each Subsidiary has good and marketable title to its property shown on the Financial Statements, free of liens, except liens permitted under this Agreement and except for those liens listed on Schedule 11.9 hereto.

11.10 Neither Borrower nor any Subsidiary has incurred nor anticipates incurring, any material “accumulated funding deficiency” within the meaning of the Employee Retirement Income Security Act of l974 (“ERISA”) or any liability to the Pension Benefit Guaranty Corporation (“PBGC”) established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan (or other class of benefit which the PBGC has elected to insure) established or maintained by Borrower or any Subsidiary.

11.11 This Agreement, the Revolving Note, the confirmation of the Security Agreement and the Pledge Agreement and each and all other Loan Documents executed by Borrower or any of the Guarantors constitute, or will constitute when delivered, legal, valid and binding obligations of the Borrower and the Guarantors, and subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement or priority of creditors’ rights generally, now or hereafter in effect, and subject to the provision that equitable remedies shall be within the discretion of the Court having jurisdiction to exercise the same, are enforceable in accordance with their respective terms.

11.12 This Agreement and the other Loan Documents, certificates and written statements furnished by or on behalf of Borrower to the Bank in connection with or pursuant to this Agreement did not and do not contain any untrue statement of a material fact concerning Borrower or any Subsidiary when made or omitted to state a material fact necessary in order to make the statements contained herein and therein with respect to Borrower and its Subsidiaries not misleading when made. To its knowledge, there is no fact (other than facts relating to general economic conditions) which materially adversely affects the business, operations, affairs, conditions, properties or assets of Borrower and its Subsidiaries which has not been set forth in a document, certificate or written statement furnished to the Bank by or on behalf of Borrower prior to or on the date of delivery hereof.

12. Particular Covenants.

A. Affirmative Covenants. So long as this Agreement shall be in effect and until payment in full of all Obligations, the Borrower agrees as follows as to itself and each Subsidiary:

12A.1 Borrower and each Subsidiary will operate its business in the usual course, will maintain its legal existence as a corporation and will maintain its foreign qualification, if any, and good standing in each jurisdiction in which it is required to do so unless failure to maintain such qualification or good standing would not have a material adverse effect upon the financial condition of Borrower or such Subsidiary.

12A.2 Borrower and each Subsidiary will maintain proper records and accounts.

12A.3 At any time that the Borrower’s financial statements are not available on the EDGAR website of the Securities and Exchange Commission, Borrower will furnish to the Bank reports as follows, each such report to be in form consolidated with all Subsidiaries and on a consolidating basis for Borrower and for all Subsidiaries:

(a) Quarterly, within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, a management-prepared consolidated balance sheet for Borrower and the Subsidiaries and a consolidated statement of income and expense, and consolidated statement of cash flow for the month then ended and year to date and with consolidating data for Borrower and each Subsidiary, (with such detail as the Bank may reasonably require), certified to fairly present the financial condition of Borrower by its Chief

Financial Officer, subject to normal year end audit adjustments and the absence of footnotes. Such report shall be accompanied by any other material submitted to the Securities and Exchange Commission on Form 10-Q.

(b) Within ninety (90) days after the end of each fiscal year of Borrower, a consolidated financial statement for such year for Borrower and the Subsidiaries, consolidated statement of income and expense and a consolidated statement of cash flow, in accordance with GAAP, with an audit report thereon by an independent certified public accountant selected by Borrower and reasonably satisfactory to Bank, such statements to including consolidating data in respect of Borrower and all Subsidiaries. Such report shall be accompanied by any other material submitted to the Securities and Exchange Commission on Form 10-K.

(c) promptly, notice of: (i) any event constituting a Default or Event of Default of which Borrower is aware; (ii) the institution or commencement of any action, suit, proceeding or investigation against Borrower or any Subsidiary or any of their assets which, if determined adversely, could reasonably be expected to have a material adverse effect on its financial condition or business; (iii) any judgment, award, decree, order or determination relating thereto against Borrower or any Subsidiary involving a sum in excess of $100,000 and not covered by insurance, or granting injunctive relief materially affecting the conduct of the business of Borrower; (iv) the imposition or creation of any lien or encumbrance asserted against any asset of Borrower or any Subsidiary except a security interest in favor of the Bank or a Permitted Encumbrance;

(d) Concurrently with the filing thereof, all reports submitted to the Securities and Exchange Commission or applicable stock exchanges, and concurrently with the transmittal thereof, all reports and other materials transmitted to its stockholders; and

(e) Upon request of the Bank, such other or additional financial information as to Borrower or any Subsidiary as the Bank may reasonably require.

12A.4 Borrower will cause to be maintained workers’ compensation insurance for personnel performing services for Borrower or any Subsidiary in such amounts as may be required by law; and at all times maintain public liability coverage in amounts, limits and types and with provisions and with insurers as may be consistent with prudent companies in similar circumstances carrying on similar businesses. Borrower shall also maintain casualty insurance coverage and other insurance coverages on the properties and business of Borrower and its Subsidiaries including the collateral described in the Security Agreements and business interruption insurance in amounts and types and with provisions as are usually carried by others in similar circumstances and engaged in similar businesses. Borrower will furnish to the Bank such written evidence of the insurance required by this subsection as the Bank may reasonably require.

12A.5 Promptly notify the Bank upon the occurrence, or if practicable, prior to the occurrence, of any change in the identity of the persons holding the positions of Chief Executive Officer, President and Chief Financial Officer in Borrower’s executive management.

12A.6 Pay all principal and interest under the Revolving Note as and when due, and all other Obligations, as and when due.

12A.7 Except as may be being contested by Borrower or a Subsidiary in good faith and by diligent action, comply with all statutes, laws, orders, rules and regulations of all government agencies the noncompliance with which could have a material adverse effect upon the financial condition or business or assets of Borrower or the value of the Collateral.

12A.8 Cause the proceeds of each Loan to be used in accordance with the provisions of Section 5 of this Agreement.

12A.9 At such time as a Subsidiary possesses or acquires assets in excess of $1,000, or commences to conduct business operations, or generates revenues, Borrower shall notify the Bank and (a) if the Subsidiary is a Foreign Subsidiary, shall promptly deliver to the Bank a pledge agreement substantially in the form of the Pledge Agreement covering 66 2/3% of the outstanding ownership interest of the Borrower or as to any other Subsidiary, 100% of the outstanding ownership interest in such Subsidiary, together with such deliveries as the Bank may reasonably require, to provide the Bank with a perfected senior pledge and security interest in such ownership interest and (b) if the Subsidiary is not a Foreign Subsidiary, shall promptly deliver to the Bank a guaranty by such Subsidiary of the Obligations in the form reasonably required by the Bank and a security agreement substantially in the form of the Security Agreement covering all of the business assets of such Subsidiary, together with such other documents as the Bank may reasonably require to provide the Bank with a perfected senior pledge and security interest in such assets.

12A.10 Notify the Bank not later than 30 days prior to any change in the name of the Borrower or any Subsidiary or of Borrower’s principal executive offices.

B. Negative Covenants. So long as this Agreement shall be in effect, and until payment in full of all Obligations, neither the Borrower nor any Subsidiary, without the written consent of the Bank:

12B.1 Fail to pay when due any material tax liability or fail to pay or discharge any and all material taxes, assessments and governmental charges before they become payable with penalty, unless and to the extent that such items are being contested in good faith and by appropriate action.

12B.2 Pledge or otherwise encumber any of its property or securities nor permit any lien to exist on any of the assets of Borrower or any Subsidiary; excluding, however, from this covenant the following “Permitted Encumbrances”: (a) liens incurred in the ordinary course of Borrower’s or the Subsidiary’s existing business to secure statutory obligations, and other similar obligations not incurred in connection with the borrowing of money; (b) liens for taxes, fees, assessments or other charges or levies of government agencies not delinquent or being contested in good faith by appropriate proceedings; (c) liens in favor of the Bank; (d) liens existing on the date hereof, if any, and disclosed on Schedule 12B.2; (e) deposits or escrows in connection with the purchase of goods or services made in the ordinary course of business; (f) liens arising by operation of law to secure lessors under leases or rental agreements; and (g) liens in the nature of purchase money security interests securing indebtedness in connection with the acquisition of vehicles and office equipment not exceeding $1,000,000 in the aggregate at any time outstanding and provided such security interest applies only to the asset acquired in such transaction and secures no other indebtedness.

12B.3 Merge or consolidate with any person or entity unless Borrower is the survivor or successor; nor sell, lease, transfer, assign or otherwise dispose of all or substantially all of the assets of Borrower or any Subsidiary.

12B.4 Guaranty or become surety for the obligations of any person, partnership, corporation, trust or other entity except (a) in favor of the Bank or (b) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

12B.5 Incur indebtedness for borrowed money from any source other than the Bank, except (a) indebtedness existing on the date hereof, if any, and disclosed on Schedule 12B.5, and refinancings thereof; (b) indebtedness that is subordinated to the Obligations, which indebtedness and the terms of subordination shall be acceptable to the Bank and (c) indebtedness secured by purchase money security interests to the extent permitted by Section 12B.2 above.

12B.6 Fail to pay its trade creditors, generally, in accordance with customary payment terms, unless and to the extent payments are being contested by Borrower or such Subsidiary in good faith.

12B.7 Change its name, or conduct business under any name other than its present name, or change its jurisdiction of organization without providing the Bank with a minimum of thirty (30) days prior notice thereof.

12B.8 Fail to maintain in full force and effect all permits and licenses from government agencies except for those permits and licenses the failure of which to maintain would not be reasonably expected to result in a material adverse effect on Borrower or such Subsidiary.

12B.9 Fail to comply in all material respects with all laws, regulations, ordinances and requirements of all government agencies, the enforcement of which could have a material adverse effect upon the business, operations or financial condition of Borrower or such Subsidiary.

12B.10 Pay dividends or distributions to stockholders or otherwise make payments of cash or other property to any of Borrower’s stockholders or entities affiliated with Borrower through direct or indirect ownership except compensation paid in the ordinary course of business for services rendered except that a Subsidiary may pay dividends to the Borrower.

12B.11 Invest or loan or permit the investment or loan of any of the assets of the Borrower or any Subsidiary in or to any person, partnership, corporation, trust or other entity other than in or to any Guarantor except that the foregoing limitation shall not apply to: (a) the purchase of certificates of deposit or other Bank obligations; (b) marketable direct obligations of the United States of America or issues unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (c) commercial paper maturing no more than 180 days from the date of issuance thereof and having at the date of issuance the highest rating attainable from either Standard & Poors Corporation or by Moody’s Investors Services; (d) advances to officers and employees for reasonable expenses which are properly reimbursable by the Borrower and (e) investments in marketable debt securities maturing in more than 180 days and rated Baa3 or above by Moody’s Investors Services or BBB or above by Standard & Poors Corporation. The extension of credit to customers for goods sold and delivered or services rendered is not an investment or loan for purposes of this Section 12B.11.

12C. Waiver of Covenants. The Bank may, in its sole discretion, waive any one or more of the covenants contained in this Section 12, either in a particular instance or generally. No waiver shall be effective unless the same is set forth in a written instrument executed by a duly authorized officer of the Bank, and then only to the extent specifically set forth therein.

13. Events of Default. The occurrence of any one or more of the following events (including the expiration of any grace period specifically provided therefor) shall constitute an Event of Default under this Agreement:

13.1 (a) Any default in any payment of interest or principal due under the Revolving Note, (b) any default in any other payment due the Bank which continues uncured for more than five (5) days after notice from the Bank, or (c) any default under Sections 12A.4, 12A.6 (after expiration of applicable cure periods under clause (b), if any), 12A.8, 12A.9, 12A.10, 12B.2, (other than liens or encumbrances imposed by third parties without the consent or agreement of the Borrower), 12B.3, 12B.4, 12B.5, 12B.6, 12B.7, 12B.10 or 12B.11.

13.2 Any default in the observance or performance of any covenant or agreement contained in this Agreement (other than defaults described in Section 13.1 above) and the continuance of such default unremedied for a period of thirty (30) days after written notice from the Bank.

13.3 Any representation or warranty made herein or hereafter to the Bank proving to have been false, inaccurate or incomplete in any material respect when made.

13.4 If voluntary or involuntary proceedings under the United States Bankruptcy Code, as amended from time to time (the “Bankruptcy Code”), shall be commenced by or against the Borrower or any Subsidiary or bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceedings shall be instituted by or against the Borrower or any Subsidiary with respect to all or any part of Borrower’s or any Subsidiary’s property under the Bankruptcy Code or other law of the United States or of any state or other competent jurisdiction, and if such proceedings are instituted against the Borrower or any Subsidiary, if Borrower or such Subsidiary shall consent thereto or shall fail to cause the same to be discharged or vacated within ninety (90) days.

13.5 The occurrence of an “Event of Default” (or if the term “Event of Default” is not utilized therein, the occurrence of a default which default continues beyond any applicable cure periods) under the Revolving Note, the Security Agreements, the Pledge Agreement or under any other Loan Document.

13.6 If the Borrower or any Subsidiary shall default in the payment of any obligation, other than those relating to the Credit Line, for borrowed money to the Bank, or to any other person or entity, beyond any applicable grace period, or shall fail to observe or perform any provision contained in any instrument evidencing, relating to or securing any such obligation, which failure permits the holder of such obligation to declare the same due prior to its stated maturity, unless Borrower or such Subsidiary is contesting such default or failure in good faith by appropriate proceedings commenced and prosecuted with due diligence. This Section 13.6 shall apply to obligations to creditors other than the Bank only if and to the extent that such obligations which are in default exceed $100,000 in the aggregate.

Then, upon the occurrence of any such Event of Default and during the continuance thereof:

(1) the Bank may notify Borrower that it declines to make further Loans to the Borrower and to issue further Letters of Credit under this Agreement, and upon the giving of such notice any obligation of the Bank to make Loans to the Borrower or to issue Letters of Credit or to provide other financial accommodations to the Borrower under any other agreement shall cease and terminate;

(2) thirty (30) days after such notice, all amounts outstanding under the Revolving Note and all other Obligations shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are expressly hereby waived, unless such Event of Default is one described in Section 13.4, in which case all such amounts shall be and become immediately due and payable; and

(3) the Bank shall be entitled to pursue any or all remedies available under any instruments executed in connection with the Loans or Letters of Credit available under applicable law, in such order as the Bank may determine in its sole discretion.

14. Miscellaneous.

14.1 No failure or delay by the Bank in exercising any right or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. No amendment, modification, termination or waiver of any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be set forth in a writing signed by the Bank and Borrower, and then only to the extent specifically set forth therein. All of the rights and remedies of the Bank hereunder and under any Loan Document are cumulative and not exclusive of any other rights and remedies under other agreements of the Borrower with the Bank or under applicable law, and all such rights and remedies may be exercised singly or concurrently.

14.2 The Borrower agrees to indemnify and hold harmless the Bank from and against any and all costs, expenses, judgments and claims, including reasonable attorneys’ fees, arising out of any suit brought against the Borrower and/or the Bank by reason of, relating to or in connection with the execution, delivery or performance of this Agreement and any other Loan Document; or by reason of, or in connection with, any credit extended under this Agreement or any other Loan Documents, except any costs, expenses, judgments and claims arising out of the Bank’s gross negligence or bad faith in fact. The obligations of the Borrower under this Section shall survive payment of the Obligations.

14.3 No notice to or demand upon the Borrower in any instance, shall entitle the Borrower to any other or further notice or demand under similar or other circumstances, unless expressly required by law or this Agreement. The Bank shall be entitled to rely upon any instrument or communication in any form believed by it to be genuine and to have been signed or sent by an authorized officer or representative of the Borrower as evidenced by the most recent incumbency and authorization certificate furnished to the Bank.

14.4 All notices, demands and other communications by one party hereunder to the other shall be in writing and shall be deemed effective three days after being sent by certified or registered mail, return receipt requested, postage prepaid, or one business day after being sent by recognized overnight delivery service, or when receipt is acknowledged if sent by facsimile, telecopy or other electronic transmission device, and addressed to the other party as set forth below:

If to Borrower:

TechTarget, Inc.

275 Grove Street

Newton MA 02466

Attn: General Counsel

If to the Bank:

Citizens Bank, National Association

28 State Street, 14th Floor

Boston, MA 02109

Attn: William M. Clossey

Senior Vice President

with a copy to:

Cornelius J. Chapman

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

or to such other address of which notice is given in the same manner. The financial statements described in Section 12 may be sent to the Bank by ordinary mail or delivered to it.

14.5 Bank shall have the unrestricted right at any time or from time to time, without the Borrower’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”) and the Borrower agrees that it shall execute, or cause to be executed such other documents, including without limitation, amendments to this Agreement and to any other Loan Documents as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

14.6 Bank may at any time pledge or assign all or any portion of its rights under the Revolving Note, this Agreement, and the other Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Bank from its obligations under the Loan Documents.

14.7 Bank shall have the unrestricted right any time and from time to time, and without the consent of or notice to the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participation interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participation interest to a Participant, whether or not upon notice to the Borrower, Bank shall remain responsible for the performance of its obligations hereunder and the servicing of the Loans and the Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder.

14.8 Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information. Bank will use reasonable efforts, consistent with the Bank’s normal procedures, to maintain the confidentiality of information concerning the Borrower, but nothing herein contained shall prevent disclosures required by law, required by court order or subpoena, or disclosures to auditors and to regulatory authorities.

14.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatures.

14.10 This Agreement shall become effective when executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower cannot assign its rights hereunder or any interest herein without the prior written consent of the Bank.

14.11 All of the covenants, representations and warranties herein shall survive the execution and delivery of this Agreement and the making of the Loans so long as any Obligations of the Borrower remain outstanding, and may be relied upon by the Bank. All covenants, representations and warranties contained in any certificate, statement, report or other document delivered by or on behalf of the Borrower as provided herein or otherwise in connection with the transactions contemplated hereby shall be deemed to have been made in this Agreement.

14.12 All Exhibits and Schedules hereto are hereby incorporated into and made a part of this Agreement.

14.13 Headings are included in this Agreement for convenience of reference only and shall not be deemed to have any legal or other significance whatsoever.

14.14 This Agreement and all other Loan Documents shall be deemed to be contracts under the laws of The Commonwealth of Massachusetts and shall for all purposes be governed by and construed in accordance with the laws of said Commonwealth, and without regard to conflict of laws principles applied by such courts.

14.15 The Borrower irrevocably submits to the non-exclusive jurisdiction of any Federal or State court sitting in Boston, Massachusetts over any situation or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent it any effectively do so under applicable law, any objection it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

14.16 THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOANS CONTEMPLATED HEREUNDER. The Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. The Borrower acknowledges that it has read the provisions of this Agreement and in particular, this Paragraph; has consulted legal counsel; understands the rights it is granting in this Agreement and is waiving in this Paragraph in particular; and makes the above waiver knowingly, voluntarily and intentionally.

14.17 EXCEPT AS MAY BE PROHIBITED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDINGS ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OTHER THAN OR IN ADDITION TO, ACTUAL DAMAGES.

14.18 This Agreement and the Loan Documents contain the entire agreement between the parties and supersede any prior agreements (oral or written), and may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted.

14.19 If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.

14.20 This Agreement may be executed in a number of counterparts, each such counterpart being deemed an original and all such counterparts together constituting one single instrument.

EXECUTED as an agreement under seal as of the date first written above.

BORROWER:

TECHTARGET, INC.

By:	/s/ Greg Strakosch
Name:	Greg Strakosch
Title:	Chief Executive Officer

BANK:

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ William M. Clossey
Name:	William M. Clossey
Title:	Senior Vice President